Exhibit 99.1

News Release

PartnerRe Ltd. Provides Initial Estimate of Expected Claims from the Chile Earthquake and European Windstorm Xynthia

PEMBROKE, Bermuda, March 8, 2010 -- PartnerRe Ltd. (NYSE, Euronext:PRE) today provided its initial estimates of expected claims relating to the recent earthquake in Chile and European Windstorm Xynthia.

The Company expects that total insured industry losses from the M8.8 earthquake in Chile, which hit on February 27, 2010, will be in the range of approximately $6-$10 billion. Within this context, the Company expects its claims relating to the earthquake will be between $220-$320 million pre-tax and are expected to be contained primarily within the Global Property & Casualty, Catastrophe and PARIS RE sub-segments.

PartnerRe’s loss estimate is net of reinstatement premium and retrocession. It is based on a top down analysis as well as on model output, the assessment of individual treaties and client data, and is consistent with the Company’s market position in the region. This estimate is preliminary, as there is limited actual loss data. As additional information is received particularly relating to potential structural damage in the capital of Santiago, we will update this estimate.

European Windstorm Xynthia, which struck Europe over the weekend of February 27-28, is estimated to have caused industry losses in the range of $2-$4 billion, having swept across several European countries including Portugal, Spain, France, Belgium, the Netherlands, Luxembourg, and Germany. PartnerRe expects its claims relating to Windstorm Xynthia will be between $40-$70 million pre-tax and are expected to be contained primarily within the Catastrophe and PARIS RE sub-segments. This estimate is net of reinstatement premium and retrocession.
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PartnerRe is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company through its wholly owned subsidiaries also offers alternative risk products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, other lines, life/annuity and health, and alternative risk products. For the year ended December 31, 2009, total revenues were $5.4 billion, and at December 31, 2009 total assets were $23.7 billion, total capital was $8.0 billion and total shareholders’ equity was $7.6 billion.

PartnerRe Ltd. Chesney House, 96 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

PartnerRe on the Internet: www.partnerre.com

Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe, or other large property and casualty losses, credit, interest, currency and other risks associated with the Company’s investment portfolio, adequacy of reserves, levels and pricing of new and renewal business achieved, changes in accounting policies, risks associated with implementing business strategies, and other factors identified in the Company’s filings with the Securities and Exchange Commission. In addition, the preliminary loss estimates relating to the earthquake in Chile and European Windstorm Xynthia are subject to adjustments, which may be material, as the Company receives actual loss data from its clients.  In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd.	Sard Verbinnen & Co.
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Drew Brown/Briana Kelly
Media Contact: Celia Powell

PartnerRe Ltd. Chesney House, 96 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com